Exhibit 99.1

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

Pursuant to Section 11(a) of the Securities Act of 1933, as amended, and Rule 158 thereunder, set forth below is an earnings statement covering the twelve month period ended June 30, 2005.

Twelve Months Ended June 30, 2005
(As Restated)
(Dollars in thousands)

OPERATING REVENUES
Service	$2,709,598
Equipment sales	192,874
Total Operating Revenues	2,902,472
OPERATING EXPENSES
System operations (excluding depreciation shown separately)	563,454
Cost of equipment sold	500,241
Selling, general and administrative	1,134,304
Depreciation	470,596
Amortization and accretion	45,637
(Gain) on assets held for sale	(10,081)
Total Operating Expenses	2,704,151

OPERATING INCOME	198,321

Investment income	65,942
Interest and dividend income	14,658
Interest (expense)	(87,157)
Gain on investments	28,172
Other (expense), net	(2,972)
18,643
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	216,964
Income tax expense	82,634
INCOME BEFORE MINORITY INTEREST	134,330
Minority share of income	(11,006)
NET INCOME	$123,324